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EXHIBIT NO. 3.2:  AMENDMENTS TO BY-LAW NO. 1A

     The following amendments by the Board of Directors to By-Law No. 1A replacing Sections 1.01 - Meetings, 1.02 - Notice of Meetings, 1.06 - Voting,
2.03 - Meetings of Directors and Notices, 2.04 - Quorum, 2.08 - Participation in their entirety were approved by a resolution of the Shareholders of the Company adopted at the Annual Meeting of Shareholders held on 25 April 2002, as follows:

"SECTION 1.01 - MEETINGS. The Directors shall call an annual meeting of Shareholders not later than 15 months after the holding of the last preceding annual meeting and may at any time call a special meeting of Shareholders. Meetings shall be held at such place as the Directors may determine. Failing any determination as to the location of the meeting by the Directors, the meeting shall take place in the city of Montreal. Meetings shall be held at such time as the Directors may determine.

Any person entitled to attend a meeting of Shareholders shall be entitled to attend the meeting by means of a telephonic, electronic or other communication facility, and a meeting of Shareholders may be held by telephonic, electronic or other communication facility, unless the Directors otherwise determine and provided that the Chairman is satisfied that all Shareholders will be able to communicate adequately with each other during such meeting. Any person participating in a meeting by telephonic, electronic or other communication facility shall be deemed present at the meeting for all purposes.

SECTION 1.02 - NOTICE OF MEETINGS. Notice of time and place of each meeting of Shareholders shall be given by sending the notice to each Shareholder entitled to vote at the meeting, not less then 21 nor more then 60 days before the date of the meeting.

Any notice, communication or document to be given by the Corporation pursuant to the Canada Business Corporations Act, the Articles, the By-laws or otherwise, to a Shareholder, Director, officer or auditor shall be sufficiently given if delivered personally to the person to whom it is to be given, or if delivered to his recorded address, or if mailed by prepaid mail addressed to him at his recorded address.

In addition to the foregoing, any such notice, communication or document required to be given may instead be delivered by the Corporation in an electronic or other technologically enhanced format, provided that the requirements of the applicable law in respect of such delivery have been complied with in all respects, including, where required, receipt by the Corporation of the prior consent of the recipient to the delivery of such notice, communication or document in electronic or other technologically enhanced format and the designation by the recipient of the information system for receipt thereof.

The accidental failure to give notice of a meeting of Shareholders to any person entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

SECTION 1.06 - VOTING. Voting at every meeting of Shareholders shall be by a show of hands except where, either before or after a show of hands, a ballot is required by the chairman of the meeting or is demanded by any person present and entitled to vote at the meeting. Any vote may be held, in accordance with the laws and regulations governing the Corporation, by means of a telephonic, electronic or other communication facility, provided the Corporation makes available such a communication facility.

SECTION 2.03 - MEETINGS OF DIRECTORS AND NOTICES. Meetings of the Directors may be called at any time by or by order of the Chairman of the Board, the Vice Chairman of the Board if one is in office, the President or any two Directors, and may be held at the registered office of the Corporation, or at any other place determined by the Directors. Notice specifying the place and time of each such meeting shall be delivered to each Director or left at his usual residence or usual place of business, or shall be mailed, sent by telefax or in an electronic or other technologically enhanced format at least 72 hours prior to the time fixed for such meeting. Notice of any meeting or any irregularity in any meeting or the notice thereof may be waived by any Director either before or after the meeting is held. In conjunction with the annual meeting of Shareholders each year, the Directors shall meet to appoint the officers of the Corporation and to transact such other business as may come before the meeting.

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SECTION 2.04 - QUORUM. The Directors may from time to time fix the quorum for meetings of Directors, but unless so fixed, five Directors shall constitute a quorum.

SECTION 2.08 - PARTICIPATION. Subject to the laws governing the Corporation, any Director may, if all of the Directors consent, participate at any meeting of Directors or of a committee of Directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate with each other during the meeting. In the case of any such participation at any such meeting, each such Director so participating shall be deemed to be present at such meeting and such meeting shall be deemed to be held at the place specified in the notice calling such meeting or in the waiver thereof and, in the absence of any such specification, at the place where or from which the chairman of the meeting shall have presided."

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